Return to 10Q
Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made and entered into by and between Peter J. Rizzo and I.C. Isaacs & Co., Inc.

DEFINITIONS

As used throughout this Agreement:

1. “Rizzo” refers to Peter J. Rizzo, his heirs, executors, administrators, agents, successors, assigns and dependents.

2. “Isaacs” refers to I.C. Isaacs & Co., Inc., together with its respective past and present parents, subsidiaries, and affiliates, and its respective past and present officers, directors, agents, employees, successors and assigns, in both their individual and corporate capacities.

RECITALS

WHEREAS, Rizzo had been employed as Chief Executive Officer of Isaacs and had been Chairman of the Board of Directors for Isaacs;

WHEREAS, pursuant to this Agreement, Rizzo has resigned as Chief Executive Officer and Chairman of the Board of Isaacs, effective as of April 5, 2007 (the “Termination Date”); and

WHEREAS, the parties hereto desire to settle any and all potential disputes relating to Rizzo’s employment and the termination thereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be and being legally bound hereby, the parties agree as follows:

AGREEMENT

1.  Effective immediately, Rizzo hereby: (a) resigns his employment with Isaacs as Chief Executive Officer, (b) resigns his position as Chairman of the Board of Isaacs, (c)\ resigns his position as a Director on the Board of Directors of Isaacs, and (d) resigns any and all positions he has, whether as a director, officer, or otherwise, with any affiliate of Isaacs or otherwise by reason of his employment with Isaacs. Isaacs hereby accepts such resignations.

2.  Rizzo represents that he does not have any claim, action or proceeding pending against Isaacs, or which arises out of his employment by Isaacs or the termination thereof.

3.  In full and complete consideration for Rizzo’s promises, covenants and agreements set forth herein, Isaacs will continue to pay Rizzo’s base salary at the rate of $550,000 per annum (“Base Salary”) through the date that is one year following the Termination Date in accordance with Isaacs’ normal payroll practices. In addition, Isaacs will pay Rizzo a pro rata portion of his 2007 bonus for work performed in his capacity as Chief Executive Officer in the amount of $45,547.75 (“2007 Bonus”). In addition, if Rizzo timely elects to continue medical and/or dental insurance coverage pursuant to COBRA, Isaacs shall provide such coverage without charge to Rizzo from the Termination Date through the date that is one year following the Termination Date (the “Benefit Period”); thereafter, Rizzo shall be responsible for paying the required COBRA premium for the remainder of the term of his continuation coverage. During the Benefit Period, Rizzo will continue to participate in all of Isaacs’ benefit plans not covered by COBRA in which he participated immediately prior to the Termination Date so long as such coverage is available under such applicable plans in accordance with applicable law. In the event that any insurance coverage previously offered is not available under such applicable plans, Isaacs will use reasonable efforts to convert any such insurance coverage into individual coverage for Rizzo and pay the premium associated with such coverage for the Benefit Period, provided that such coverage costs Isaacs no more than the cost per annum to Isaacs prior to the Termination Date. In the event that any such insurance coverage is not converted into individual coverage for Rizzo, Isaacs shall pay Rizzo an amount equal to the cost per annum to Isaacs of such coverage prior to the Termination Date. Rizzo’s stock options will fully vest upon termination of employment. Thereafter, Rizzo will have one year from the Termination Date to exercise his options. All payments to Rizzo pursuant to this Agreement will be less all applicable deductions and withholdings. Subject to the provisions of Section 17 below, no payments shall be made for the six-month period following the Termination Date and an amount equal to six months of the Base Salary shall be paid in a lump sum on the date that is six months following the Termination Date. The 2007 Bonus will be paid in April 2008.

4.  (i) Rizzo shall not be entitled to any payment or continued payment or benefits under Section 3 of this Agreement if Rizzo is in willful material breach of any covenant contained in this Agreement, and such breach, if susceptible to cure, is not substantially cured within 15 days after written notice of such breach is delivered to Rizzo.

(ii) Rizzo shall not be entitled to any payment or continued payment or benefits under Section 3 of this Agreement in the event a court of competent jurisdiction renders a preliminary or final determination that any covenant in this Agreement is unenforceable or invalid in its entirety, provided that Rizzo contended in the proceeding resulting in such determination that this Agreement was invalid or unenforceable in whole or in part.

5.   (i)Rizzo acknowledges that during the course of his past employment with Isaacs and pursuant to Section 10 of this Agreement, he has had, and will continue to have, access to proprietary information and confidential records of Isaacs, and has made, and will continue to make, use of proprietary information and confidential records of Isaacs. Rizzo agrees that he shall not, directly or indirectly, hereafter use for his own purpose or for the benefit of any person or entity other than Isaacs, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by Isaacs or is otherwise required by law. Rizzo acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by Isaacs; (b) the name and/or address of any licensor, customer, vendor or distributor of Isaacs or any information concerning the transactions or relations of any licensor, customer, vendor or distributor of Isaacs or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by Isaacs but not generally known to its or their customers, vendors or competitors, or under development by or being tested by Isaacs but not at the time offered generally to customers, vendors or distributors; (d) any information concerning the structure or content of the proprietary databases of any of Isaacs; (e) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of any of Isaacs; (f) customer lists and contact information; (g) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Isaacs; (h) product information and future development plans; (i) any business plans, budgets, advertising or marketing plans; (j) any information contained in any of the written or oral policies and procedures or manuals of Isaacs; (k) any information belonging to customers, vendors or distributors of Isaacs or any other person or entity which Isaacs has agreed to hold in confidence; (l) any inventions, innovations or improvements covered by this Agreement; and (m) all written, graphic and other material relating to any of the foregoing. Rizzo acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information (i) generally available to and known by or disclosed by Isaacs to the public or information that is or becomes available to Rizzo on a non-confidential basis from a source other than Isaacs or its directors, officers, employees, partners, principals or agents (other than as a result of a breach of any obligation of confidentiality) or (ii) that is within Rizzo’s general business or industry knowledge, know-how or expertise (collectively, “know-how”), provided such know-how is of a generic nature not specifically pertaining to Isaacs.

(ii)  Rizzo shall not at any time hereafter, except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by Isaacs. Rizzo shall deliver promptly to Isaacs all property and records of Isaacs, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic, optical, or electronic or other media or equipment of any kind which may be in Rizzo’s possession or under his control or accessible to him which contain any proprietary information. Rizzo agrees that all property and records of Isaacs (including, without limitation, all confidential records) shall be and remain the sole property of Isaacs.

(iii)  All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Rizzo, either alone or jointly with others, in the course of his employment with Isaacs, belong to Isaacs. Rizzo will promptly disclose in writing such inventions, innovations or improvements to Isaacs and perform all actions reasonably requested by Isaacs to establish and confirm such ownership by Isaacs, including, but not limited to, cooperating with and assisting Isaacs in obtaining patents, copyrights, trademarks, or service marks for Isaacs in the United States and in foreign countries.

(iv)  Rizzo agrees that, for six (6) months following the Termination Date, Rizzo shall not, directly or indirectly, without the express prior written authorization of Isaacs, advise or encourage any person who is or was a licensor, customer, vendor or supplier of or to Isaacs within the 12-month period immediately preceding the Termination Date to terminate his, her or its relationship with Isaacs or to reduce the amount of business customarily done with Isaacs.

(v)  Rizzo acknowledges and agrees that, by virtue of his position, his services, and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 5 would cause Isaacs immediate, substantial and irreparable injury for which it has no adequate remedy at law. Rizzo agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Rizzo waives posting by Isaacs of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to Isaacs under any other agreement or applicable law.

6.  Except as necessary to enforce the terms of this Separation Agreement and General Release, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, Rizzo hereby releases Isaacs to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which he has or may have for any period prior to and arising up to his execution of this Separation Agreement and General Release, including, but not limited to, any claim of defamation, wrongful discharge, breach of contract, any claim for additional compensation, any claims arising out of or related to Rizzo’s employment by Isaacs and the termination thereof, any claims arising under or related to any employment agreement, whether oral or written, between Rizzo and Isaacs, claims for unpaid wages or commissions or bonuses, severance pay, and claims of discrimination under the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, and all other federal, state and local laws, including but not limited to any claim for attorneys’ fees or costs.

7.  The parties agree that it is a material condition of this Separation Agreement and General Release that, except as required by law, each party maintain strictly confidential, and shall take all reasonable steps to prevent the disclosure to any person or entity, the existence and terms of this Separation Agreement and General Release and all disputes and disagreements between Rizzo and Isaacs arising out of Rizzo’s employment by Isaacs and the termination thereof. This provision does not prohibit either party from providing this information to an attorney or accountant for purposes of obtaining legal or tax advice, or, in the case of Rizzo, to members of his immediate family. To the extent Rizzo makes any disclosure to any attorney, accountant or family member as permitted pursuant to this Section, he shall instruct such person not to make any further disclosure except in accordance with this Section and shall be responsible for such person treating such information in the same manner as Rizzo is required to treat it under this Agreement.

8.  The parties agree that it is a material condition of this Separation Agreement and General Release that Rizzo shall not make or publish any statement (in verbal, written, electronic or any other form), or instigate, assist or participate in the making or publication of any statement (in verbal, written, electronic or any other form), which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule (i) Isaacs; (ii) any of its products, services, affairs, or operations; or (iii) any of its past or present directors, officers, employees, agents, or licensors. By way of example only, such prohibition shall include, but not be limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website or via the internet. Isaacs agrees that it will not make any official or internal announcements or issue any press releases which contain any negative or derogatory statements about Rizzo and will advise the members of Isaacs’ Board of Directors that they should not make any disparaging remarks, written or verbal, intended to adversely affect or having a foreseeable result of adversely affecting Rizzo or his business, good name or reputation.

9.  Rizzo shall reasonably cooperate with Isaacs in connection with any and all actions, governmental inquiries or other legal proceedings in which Rizzo’s assistance may be requested by Isaacs. Such cooperation shall include, among other things, making documents relating to Isaacs in Rizzo’s custody or control available to Isaacs or its counsel, making Rizzo reasonably available for interviews by Isaacs or its counsel, and being reasonably available to appear as a witness at deposition, trial or otherwise. In addition, for a period of six (6) months following the Termination Date, Rizzo shall reasonably cooperate with Isaacs (primarily through telephone conference), as requested by Isaacs, to effect a transition of his responsibilities and the ongoing conduct of Isaacs’ business, and to ensure that Isaacs is aware of all matters being handled by him. Any reasonable vouchered out-of-pocket expenses incurred by Rizzo in fulfilling his obligations under this Section 9 shall be promptly reimbursed by Isaacs.

10.  Notwithstanding anything to the contrary contained in this agreement, neither Rizzo nor Isaacs shall be prohibited or restricted in connection with any communications with any regulatory or self-regulatory organization or any law enforcement authority or pursuant to court order or lawful subpoena or other legal process, or from making any other disclosure required by law. In the event that Isaacs determines to issue a press release the primary purpose of which is to announce the resignation of Rizzo as contemplated by this Agreement, Isaacs will provide Rizzo with a copy of the proposed press release in advance of its publication and agrees to consider any comments to the proposed press release provided by Rizzo.

11.  Except as expressly provided in this Separation Agreement and General Release, Rizzo shall not be entitled to any money or other consideration from Isaacs. Rizzo acknowledges he is receiving under this Separation Agreement and General Release consideration in addition to anything of value to which he already is entitled.

12.  In executing this Separation Agreement and General Release, neither Isaacs nor Rizzo admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state or local law or regulation.

13.  This Separation Agreement and General Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.  The unenforceability or invalidity of any provision or provisions of this Separation Agreement and General Release shall not render any other provision or provisions hereof unenforceable or invalid.

15.  This Separation Agreement and General Release constitutes the entire agreement between the parties, supersedes all existing agreements, whether written or oral, regarding Rizzo’s employment by Isaacs, and cannot be altered except in a writing signed by the parties. The parties acknowledge that they entered into this Separation Agreement and General Release voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Separation Agreement and General Release which are not expressly contained herein.

16.  This Separation Agreement and General Release shall be deemed to have been made in the State of New York, and shall be interpreted and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law or where the parties are located at the time a dispute arises. Any dispute arising out of or relating to this Separation Agreement and General Release shall be commenced in any state or federal court sitting in the County of New York in the State of New York, and Rizzo and Isaacs consent to the jurisdiction of such courts for such purposes.

17.  Rizzo is advised to consult with the attorneys of his choice prior to executing this Separation Agreement and General Release. Rizzo acknowledges that he has had the opportunity to consult with counsel and has had an adequate opportunity to review this Separation Agreement and General Release before its execution.

18.  Rizzo acknowledges that he has been afforded an opportunity to take at least twenty-one (21) days to consider this Separation Agreement and General Release and has been and hereby is advised to consult with the attorneys of his choice prior to executing this Separation Agreement and General Release. Rizzo further acknowledges that he will have a period of seven (7) calendar days following his execution of this Separation Agreement and General Release in which to revoke his consent, and that the Separation Agreement and General Release will not become effective or enforceable until the revocation period has expired. A revocation will become effective only if Rizzo furnishes Isaacs with a written notice to I.C. Isaacs & Co., Inc., 475 10th Avenue, 9th Floor, New York, New York 10018, Attn: Gregg A. Holst, Chief Financial Officer, such that it is actually received within such seven (7) day period. Isaacs will have no obligation to make the payments set forth herein unless and until this Separation Agreement and General Release becomes effective.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release on the dates indicated below.

/s/Peter J. Rizzo
Peter J. Rizzo      Date: April 5, 2007

I.C. Isaacs & Co., Inc.

By: /s/Gregg A. Holst
Gregg A. Holst     Date: April 5, 2007

Executive Vice President &

Chief Financial Officer